EXHIBIT 5.2

K&L Gates LLP

925 Fourth Avenue, Suite 2900, Seattle, WA 98104

206-623-7580

December 23, 2014

AmpliPhi Biosciences Corporation

4870 Sadler Road, Suite 300

Glen Allen, Virginia 23060

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-1 (File No. 333-193458) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”) for the registration of 73,362,164 shares of Common Stock, par value $0.01 per share, of AmpliPhi Biosciences Corporation, a Washington corporation, being offered by the selling shareholders identified in the Registration Statement, which consist of 72,007,000 shares of Common Stock issued pursuant to a Subscription Agreement, dated as of December 19, 2013 (the “Existing Shares”), and 1,355,164 shares underlying the exercise of warrants (the “Warrants”) held by certain of the selling shareholders (the “Warrant Shares”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company’s Articles of Incorporation, as amended, and Bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion set forth below is limited to the Washington Business Corporation Act.

Based upon and subject to the foregoing, it is our opinion that the Existing Shares have been validly issued and fully paid and are nonassessable, and that the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP

K&L Gates LLP